Exhibit 5

Certification Under Rule 466

The Depositary, The Bank of New York, represents and certifies the following:

That it previously has filed a Registration Statement on Form F-6 (TV Azteca, S.A. de C.V., Registration No. 333-7296) which the Commission declared effective, with terms of deposit identical to the terms of deposit of this Registration Statement except for the number of foreign securities a Depositary Share represents.

That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

THE BANK OF NEW YORK,

As Depositary

By:  /s/ Allen R. Murray

        Allen R. Murray

        Managing Director

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